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Atlantic Power Corporation
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PREPARED REMARKS

Q4 2020

MARCH 5, 2021

Ron Bialobrzeski – Atlantic Power Corporation – Director, Finance

Pages 2-3: Cautionary Note Regarding Forward-Looking Statements

Financial figures that are presented in this document and the presentation are stated in U.S. dollars and are approximate unless otherwise noted.

Management’s prepared remarks presented in this document include forward-looking statements. As discussed on page 2 of the accompanying presentation, these statements are not guarantees of future performance and involve certain risks and uncertainties that are more fully described in our various securities filings. Actual results may differ materially from such forward-looking statements. Please see Atlantic Power Corporation’s Safe Harbor statement, presented on page 2 of the accompanying presentation, which can be found in the Investor Relations section of our website.

In addition, the financial results in the Company’s press release and the presentation include both GAAP and non-GAAP measures, including Project Adjusted EBITDA. For reconciliations of this measure to the most directly comparable GAAP financial measure to the extent that they are available without unreasonable effort, please refer to the press release, the Appendix of the presentation, our annual report on Form 10-K or our quarterly reports on Form 10-Q, all of which are available on our website.

For additional information, please refer to our most recent SEC filings, which can be accessed free of charge on our website, www.atlanticpower.com, and on EDGAR and SEDAR.

James J. Moore, Jr. – Atlantic Power Corporation – President & CEO

Page 4: Agenda

I’ll briefly cover the highlights of year and our recent agreement to be acquired by I Squared Capital. Terry Ronan will review fourth quarter and full year results in more detail. Nick Galotti and Joe Cofelice will provide operational and commercial updates, respectively.

Page 5: 2020 Highlights

As highlighted on page 5 of the presentation:

ATLANTIC POWER CORPORATION

Q4 2020

MARCH 5, 2021

Financial results. Our financial results for the fourth quarter and year were near the top end of our guidance for Project Adjusted EBITDA and exceeded our estimate of operating cash flow. We ended 2020 with $142 million of liquidity, including $14 million of discretionary cash.

Balance sheet. During the year we used our strong operating cash flow to repay $76 million of consolidated debt, as planned. Despite modestly lower Project Adjusted EBITDA, our consolidated leverage ratio improved to 3.6 times from 3.8 times a year ago. We expect to repay approximately $96 million of consolidated debt in 2021, which should drive further improvement in our leverage ratio.

Capital allocation. 2020 was also a strong year for capital allocation. We invested $48 million in the repurchases of common and preferred shares at attractive prices, averaging $2.04 per common share and Cdn$15.17 for the preferred shares.

Operations. We had a significantly improved safety record last year, and have been managing through the pandemic well with no impact on operations or financial results. We completed the reconstruction of our Cadillac plant, and it has been running very well since returning to service last August. Williams Lake also has been running well, and fuel availability has improved.

PPAs. The power markets remain challenging but we were successful in placing our Oxnard plant under a capacity agreement for this year and are optimistic we will have the ability to do so for the next two years. The Ontario government recently granted us another extension of our PPA at Calstock to December 2021, and we’re currently in discussions about options for a new five-year contract there.

Page 6: Acquisition by I Squared Capital: Investor Questions

The most significant development affecting the Company happened not in 2020, but shortly thereafter. In mid-January, we announced an agreement for Atlantic Power to be acquired by I Squared Capital. Under the terms of the agreement, all the publicly-traded securities of the Company will be acquired for cash. The agreement requires the approval of each class of securityholders. We recently announced that the meeting date for our convertible debentureholders is March 18 and for our common and preferred shareholders is April 7. The definitive proxy statement for common and preferred shareholders was filed on Tuesday of this week, and the offering circular for convertible debentureholders was filed on February 22. Both documents, as well as others on our website, contain important information for holders and we urge you to review them. I would also encourage you to read my letter to securityholders, which was filed on the same day as the proxy and is available on the Atlantic Power website. In the letter I address several key questions that we have been asked about the transaction by investors. As we have discussed in the various securities filings and in my letter, the Board has unanimously determined that the agreement is in the best interest of the Company, its subsidiaries and its investors, and recommends that all holders vote for the transaction. The management team and directors of the Company, who together own more than 4% of common shares outstanding, are pledged to vote in favor of the transaction. Subject to approval of securityholders and other customary regulatory approvals and third-party consents, the transaction is expected to close in the second quarter of this year.

ATLANTIC POWER CORPORATION

Q4 2020

MARCH 5, 2021

Terry Ronan – Atlantic Power Corporation – EVP & CFO

Page 7: Q4 2020 Financial Highlights

Jim reviewed the financial and operational highlights of the year. I’ll cover the financial highlights of the fourth quarter, as follows:

Financial results. Project Adjusted EBITDA of $51.7 million increased $8.8 million from a year ago, primarily because of the timing of business interruption insurance recoveries at Cadillac. Cash provided by operating activities of $35.2 million declined $5.0 million from the year-ago level, primarily due to unfavorable changes in working capital. As Jim noted, results for the full year were near the top end of our guidance range for Project Adjusted EBITDA and exceeded our estimate of operating cash flow, excluding changes in working capital.

Balance sheet. We repaid $18.5 million of term loan and $0.8 million of Cadillac project debt during the fourth quarter, as expected, and our consolidated leverage ratio at year-end 2020 was 3.6 times, or 3.4 times net of cash.

Capital allocation. We did not repurchase any securities during the fourth quarter, pending announcement of the agreement with I Squared Capital. We ended the year with discretionary cash of approximately $14 million.

Cadillac insurance recovery. In December, we executed a final settlement of our Cadillac insurance claim and received final payments totaling $10.1 million, bringing total recoveries to $41.2 million. We allocated $9.4 million of the final amount to recovery of business interruption losses. Of this amount, $6.0 million relates to an expected reduction in capacity payments under the Cadillac PPA in 2021 due to lower availability of the plant in 2020. For the year, we recorded a total of $15.6 million of business interruption recoveries, which were included in income and Project Adjusted EBITDA.

ATLANTIC POWER CORPORATION

Q4 2020

MARCH 5, 2021

I’ll review our financial results for the quarter and full year in more detail on the following pages.

Page 8: Q4 2020 Project Adjusted EBITDA bridge

As shown in the bridge on page 8, Project Adjusted EBITDA for the fourth quarter of 2020 increased $8.8 million to $51.7 million from $42.9 million in the year-ago period. The most significant positive driver was a $12.7 million increase in Project Adjusted EBITDA at Cadillac, due to the timing of $9.4 million of business interruption insurance recoveries, including $6.0 million for 2021. Williams Lake had a $3.0 million increase in Project Adjusted EBITDA due to higher generation as compared to the year-ago period, when it was rebuilding fuel inventory and operated for only about 12 days. We also had modest increases in Project Adjusted EBITDA at Oxnard, Moresby Lake and several other projects. These increases in Project Adjusted EBITDA were partially offset by reductions of $7.0 million at Curtis Palmer due to lower water flows (48% below the 2019 level) and $4.1 million at Morris due to major maintenance (hot gas path inspection and control system upgrade) and lower PJM power prices.

Page 9: FY 2020 Project Adjusted EBITDA bridge

As can be seen from the bridge on page 9, Project Adjusted EBITDA for the full year 2020 was $188.7 million, a decrease of $7.4 million from $196.1 million in 2019. Curtis Palmer was the most significant driver of the decrease, with a decline in Project Adjusted EBITDA of $14.9 million due to lower water flows (2020 was 8% below the long-term average and 27% below 2019, the second-highest year on record). Morris had a $5.5 million decline in Project Adjusted EBITDA due to a major maintenance outage and lower PJM power prices. We also had decreases at Oxnard due to the PPA expiration and at several other projects, including Piedmont, Craven, Grayling and Orlando. Lower results at these projects were partially offset by a $10.1 million increase in Project Adjusted EBITDA at Cadillac, due to $15.6 million of business interruption insurance recoveries, including amounts for 2019 and 2021; a $3.0 million increase at Nipigon, which benefited from a contractual rate escalation in 2020 and major maintenance in 2019, and $2.0 million increases for each of Mamquam and Moresby Lake, due to higher water flows.

Page 10: Operating Cash Flow and Uses of Cash

Cash provided by operating activities was $35.2 million in the fourth quarter of 2020, a decrease of $5.0 million from $40.2 million in the fourth quarter of 2019. The decrease was primarily attributable to an $11.3 million unfavorable year-over-year change in working capital, which was partially offset by an $8.8 million increase in Project Adjusted EBITDA.

ATLANTIC POWER CORPORATION

Q4 2020

MARCH 5, 2021

Uses of operating cash flow during the fourth quarter included repayment of $18.5 million of our term loan and $0.8 million of project-level debt at Cadillac. We also paid $1.8 million of dividends on our preferred shares and funded $1.1 million of capital expenditures.

Operating cash flow for the full year 2020 was $107.3 million, a decrease of $37.4 million from $144.7 million in 2019. Primary drivers of the decrease included a $25.6 million unfavorable year-over-year change in working capital, mostly at Cadillac, Williams Lake, Nipigon and Morris; $14.9 million due to unfavorable water flows at Curtis Palmer; and $5.3 million due to lower distributions from unconsolidated affiliates, primarily Chambers, which had higher debt repayment. These negative factors were partially offset by the $16.4 million portion of Cadillac insurance recoveries that is included in operating cash flow (the balance, which is allocated to recovery of property losses, is included in cash flows from investing activities).

Page 11: Liquidity

As shown on page 11, total liquidity at December 31, 2020 was $141.7 million, which included $38.8 million of unrestricted cash ($21.5 million at the parent and $17.3 million at the projects) and $102.9 million of availability under our $180 million revolver. We have no borrowings under our revolver but we are using it for letters of credit.

The $9.4 million increase in liquidity was attributable to a $5.6 million increase in cash at the parent and a $2.9 million increase at the projects.

Capital Allocation

As previously reported, during 2020 we allocated $48.0 million to the repurchase of preferred and common shares under our normal course issuer bid and substantial issuer bid. These repurchases occurred in the first seven months of 2020 and were funded from discretionary cash flow and cash on our balance sheet. We did not repurchase any common or preferred shares or Series E convertible debentures in the fourth quarter of 2020, and ended the year with approximately $14 million of discretionary cash.

Page 12: Debt Repayment Profile and Projected Debt Balances

The charts on page 12 of the presentation show our expected debt repayment and projected debt balances through 2024. These charts include our share of project debt at Chambers, which is accounted for using the equity method. Repayment of that debt occurs at the project level before we receive cash distributions.

ATLANTIC POWER CORPORATION

Q4 2020

MARCH 5, 2021

In the fourth quarter of 2020, we repaid $18.5 million of term loan and $0.8 million of project debt at Cadillac, reducing our debt at December 31, 2020 to $608 million. Our consolidated leverage ratio was 3.6 times, below the year-end 2019 level of 3.8 times despite lower Project Adjusted EBITDA in 2020. We calculate this ratio on a gross basis. On a net of cash basis, the leverage ratio at year-end 2020 was approximately 3.4 times. The continuing repayment of debt as shown on the chart and relatively stable levels of Project Adjusted EBITDA through 2022 should result in the leverage ratio continuing to move lower in 2021.

As shown in the chart, we expect to repay a total of $339 million of debt through year-end 2024, which would reduce our debt balance by approximately 55% from year-end 2020 level. We do not have any bullet maturities during this period. We expect our term loan to be fully repaid by its April 2025 maturity date from operating cash flow and proceeds from the Manchief sale in 2022 ($45.2 million).

We expect this substantial debt repayment over the next several years to generate significant interest cost savings that would mitigate a portion of the impact of lower Project Adjusted EBITDA (from PPA expirations, or extensions on less favorable terms) on our operating cash flow.

Interest Costs

We have de minimis exposure to fluctuations in interest rates. As of December 31, 2020, all of our debt at the parent carried either a fixed rate or a variable rate that has been fixed through interest rate swaps.

Nick Galotti – Atlantic Power Corporation – SVP Operations

Page 13: Q4 2020 Operational Performance
Safety

We had a strong year in terms of safety with greatly improved results. In the fourth quarter, we had one recordable injury, with a total for the year of three. None of these incidents resulted in lost time for our employees. Although our goal is zero injuries, this outcome was a significant improvement from nine recordable injuries in 2019. Our total recordable injury rate of 1.1 in 2020 was better than our results for four of the past five years, as shown in the chart on page 13.

We continue to take appropriate precautions and follow recommended protocols with respect to the coronavirus. Since the pandemic began a year ago, a total of 18 employees or contractors at various plants have tested positive. All of the employees quarantined and recovered fully. We took the necessary steps to mitigate potential spread and have no indication of the virus being spread among the employees at any of our plants. We have had no material impact on the reliability or operations of our plants.

ATLANTIC POWER CORPORATION

Q4 2020

MARCH 5, 2021

Generation

Turning to our operating results, generation increased 1.5% from the fourth quarter of 2019. The increase was primarily attributable to increased generation at Williams Lake, which did not operate much in the fourth quarter of 2019 as it was rebuilding fuel inventory; higher dispatch at Manchief; the return of Cadillac to operation in August 2020 following an extended outage due to the September 2019 fire; and higher water flows at Mamquam, which increased generation by 42% from the prior period. These increases in generation were partially offset by decreases in generation at Frederickson, which experienced lower dispatch due to favorable hydro and wind conditions; lower water flows at Curtis Palmer, which reduced generation by 48% from the 2019 level; and the replacement of Oxnard’s PPA with an RMR contract, under which the plant operates only when needed.

Availability

Our availability factor increased slightly to 91.9% from 90.4% in the fourth quarter of 2019. The improvement was primarily attributable to the return of our Cadillac plant to operation in August 2020, as it did not operate at all in the fourth quarter of 2019. Increased availability at Moresby Lake and Kenilworth also contributed to the improvement. Increases at these and other plants were partially offset by lower availability at Grayling, Morris and Allendale due to maintenance outages.

Page 14: FY 2020 Operational Performance

Generation

For the full year, generation decreased 4.7%, driven by lower dispatch at Frederickson, as wind and hydro conditions were favorable, particularly compared to the previous year; lower water flows at Curtis Palmer, which reduced generation by 27%; the RMR contract at Oxnard, under which the plant operated less; and maintenance outages at Piedmont. Decreased generation at these and other plants was partially offset by increased generation at Manchief, due to higher dispatch; Allendale and Dorchester, which were acquired in July 2019; and Mamquam, due to higher water flows. Mamquam generation increased 22% from the 2019 level and 21% from the long-term average level.

Availability

Availability declined to 86.7% from 94.0% in 2019 due to extended outages at Grayling, Cadillac and Craven and planned maintenance outages at Orlando and Morris. Lower availability at these and other plants was partially offset by higher availability at Moresby Lake, which experienced a transformer outage in 2019.

ATLANTIC POWER CORPORATION

Q4 2020

MARCH 5, 2021

Page 15: Operations Update

Cadillac

The plant has been running very well and has not come offline since being recommissioned and placed back in service in August 2020. Fuel availability and pricing continue to be stable. We expect to take the plant offline in the spring for a short outage.

As previously noted, in December we executed a final settlement of our insurance claim and received final payments totaling $10.1 million.

Craven and Grayling

As I have discussed on previous quarterly calls, both Craven and Grayling had extended outages last year to address significant erosion of the turbine blades that was discovered during major inspections of the units. In addition, during restart, Grayling experienced a major generator failure. The issues were successfully addressed, with Craven being put back online in July and Grayling in November. Both plants have been running well since being placed back into service.

We expect that both plants will have improved Project Adjusted EBITDA in 2021, and that both will make cash distributions.

Williams Lake

The plant has been operating at or near full load since its return to service in mid-August. We have seen an improvement in the availability of fuel from the local mills, which has helped to offset the impact of wet weather on the deliveries of forest-sourced residuals. We continue to expand our multisource fuel supply strategy and now have five grinders in the field. Fuel costs remain in line with our expectations. Based on the current fuel supply and outlook, we expect that the plant will continue operating through April before being subject to the contractual curtailment from May through July.

Looking ahead to 2021, we expect to see continued improvement in Project Adjusted EBITDA, driven by our fuel supply outlook, which should allow us to achieve improved generation levels, and expected lower maintenance costs. Last year, we incurred $2.1 million of unusual maintenance expenses, primarily for a replacement of the cooling tower. While we have certain maintenance projects planned for this year, they are anticipated to be routine.

ATLANTIC POWER CORPORATION

Q4 2020

MARCH 5, 2021

Decommissioning of San Diego Sites

With the demolition work nearly completed, we expect the sites will be turned back to the Navy in the second quarter of this year. Despite an extended schedule due to COVID-related delays in California, we expect the final cost will be approximately $3 million net of salvage proceeds, which is about $2 million below our previous estimate.

Joseph E. Cofelice – Atlantic Power Corporation – EVP Commercial Development

My remarks this quarter are focused on our re-contracting efforts at Oxnard and Calstock.

Page 16: Commercial Update

Oxnard (California)

Our Oxnard plant is selling capacity under a Resource Adequacy (RA) agreement for 2021. Under this agreement, capacity from the plant is used to satisfy the load obligations of a community choice aggregator. The plant receives a fixed monthly capacity payment, which is expected to provide improved economics compared to the contractual arrangement that was in place last year. In addition to the capacity payment, the plant has the opportunity for the potential sale of energy and ancillary services as well as other non-capacity revenues. Our expectation is that under the RA agreement, the project will have a modest level of Project Adjusted EBITDA in 2021, as compared to the $1.7 million Project Adjusted EBITDA loss last year.

We are currently exploring RA options for Oxnard for 2022 and 2023. We are cautiously optimistic that we will be able to secure an RA agreement for those years on terms similar to 2021.

Calstock (Ontario)

As we reported previously, in December, our Calstock plant received a second extension of its PPA to December 16 of this year. The extension is on the same terms. The purpose of this extension and the previous one has been to provide time for government and stakeholders to evaluate the potential future role of biomass generation in the province, including impacts on the forestry industry.

In early February 2021, the Minister of Energy, Northern Development and Mines asked the Independent Electricity System Operator (IESO) to enter into preliminary discussions with Atlantic Power and report to the Ministry on potential options for a new five-year contract for Calstock.. This new engagement with the IESO is a direct result of the government’s commitment to and support of the forestry sector. Discussions with the IESO commenced in mid-February. We expect that a new five-year PPA, if agreed upon, would provide modest levels of Project Adjusted EBITDA compared to the level under our current PPA.

ATLANTIC POWER CORPORATION

Q4 2020

MARCH 5, 2021

Additional Information about the Transaction with I Squared Capital and its Affiliates and Where to Find It

This release is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. In connection with the transaction with I Squared Capital and its affiliates, Atlantic Power has filed a management information circular and proxy statement relating to a special meeting of the holders of common shares with the SEC and Canadian Securities Administrators. Additionally, Atlantic Power has filed and will file other relevant materials in connection with the transaction with I Squared Capital and its affiliates with the SEC. Securityholders of Atlantic Power are urged to read the management information circular and proxy statement regarding the transaction I Squared Capital and its affiliates and any other relevant materials carefully in their entirety when they become available before making any voting or investment decision with respect to the transaction I Squared Capital and its affiliates because they contain important information about the transaction with I Squared Capital and its affiliates and the parties to such transaction. The definitive management information circular and proxy statement have been mailed to holders of Atlantic Power’s common shares. Holders of Atlantic Power’s common shares are able to obtain a copy of the management information circular and proxy statement, and the filings with the SEC and Canadian Securities Administrators that are be incorporated by reference into the management information circular and proxy statement, as well as other filings containing information about the transaction I Squared Capital and its affiliates and the parties to such transaction made by Atlantic Power with the SEC and Canadian Securities Administrators free of charge on EDGAR at www.sec.gov, on SEDAR at www.sedar.com, or on Atlantic Power’s website at www.atlanticpower.com. Information contained on, or that may be accessed through, the websites referenced in this release is not incorporated into and does not constitute a part of this release. These website addresses are included only as inactive textual references and are not intended to be active links.

ATLANTIC POWER CORPORATION

Q4 2020

MARCH 5, 2021

Participants in the Solicitation

Atlantic Power and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Atlantic Power’s common shares in respect of the transaction with I Squared Capital and its affiliates. Investors may obtain additional information regarding the interest of such participants by reading the management information circular and proxy statement regarding the transaction with I Squared Capital and its affiliates.

ATLANTIC POWER CORPORATION

Q4 2020

MARCH 5, 2021

Non-GAAP Disclosures

Project Adjusted EBITDA is not a measure recognized under GAAP and does not have a standardized meaning prescribed by GAAP, and is therefore unlikely to be comparable to similar measures presented by other companies. Investors are cautioned that the Company may calculate this non-GAAP measure in a manner that is different from other companies. The most directly comparable GAAP measure is Project income (loss). Project Adjusted EBITDA is defined as project income (loss) plus interest, taxes, depreciation and amortization, impairment charges, insurance loss (gain), other (income) expenses and changes in the fair value of derivative instruments. Management uses Project Adjusted EBITDA at the project level to provide comparative information about project performance and believes such information is helpful to investors. A reconciliation of Project Adjusted EBITDA to Project income and to Net income on a consolidated basis is provided in Table 1 below.

Atlantic Power Corporation
Table 1 - Reconciliation of Net Income (Loss) to Project Adjusted EBITDA
(in millions of U.S. dollars)
Unaudited

	Three months ended		Twelve months ended
	December 31,		December 31,
	2020	2019	2020	2019
Net income (loss) attributable to Atlantic Power Corporation	$34.2	$(65.3)	$74.2	$(42.6)
Net income (loss) attributable to preferred share dividends of a subsidiary company	1.8	1.9	(0.7)	(1.2)
Net income (loss)	$36.0	$(63.4)	$73.5	$(43.8)
Income tax (benefit) expense	(29.4)	7.3	(24.2)	9.8
Income (loss) from operations before income taxes	6.6	(56.1)	49.3	(34.0)
Administration	8.0	6.6	24.8	23.9
Interest expense, net	10.7	11.0	42.4	44.0
Foreign exchange loss	11.3	4.8	5.1	11.9
Other expense (income), net	-	0.3	(2.7)	1.0
Project income	$36.6	$(33.4)	$118.9	$46.8

Reconciliation to Project Adjusted EBITDA
Change in the fair value of derivative instruments	$(1.3)	$0.6	$(6.8)	$8.9
Depreciation and amortization	18.6	20.3	76.6	80.7
Interest, net	0.7	0.4	2.8	2.5
Impairment	-	55.0	-	55.0
Insurance (gain) loss	(0.7)	-	(0.7)	1.0
Other project (income) expense	(2.2)	-	(2.1)	1.2
Project Adjusted EBITDA	$51.7	$42.9	$188.7	$196.1